PROSPECTUS SUPPLEMENT  (To Prospectus dated December 10, 2002)

(Filed Pursuant to Rule 424(b)(3)
Registration No. 333-101127)

4,741,326 Shares

COMMON STOCK

The selling stockholder named in the accompanying prospectus is selling 4,741,326 shares of our common stock.  We will not receive any proceeds from the sale of the common stock.

Our common stock is listed on the Nasdaq National Market under the symbol “CTCO”. On December 12, 2002, the last reported sale price of our common stock on the Nasdaq National Market was $36.30 per share.

Investing in our common stock involves risks. See “Supplemental Risk Factors” beginning on page S-2 and “Risk Factors” beginning on page 5 of our Form 10-K for the year ended December 31, 2001.

PRICE $ 35 A SHARE

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Selling Stockholder(1)
Per Share	$35.00	$1.40	$33.60
Total	$165,946,410	$6,637,856	$159,308,554

(1)	Before deducting expenses payable by the selling stockholder.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares of common stock to purchasers on December 18, 2002.

MORGAN STANLEY	GOLDMAN, SACHS & CO.
LEGG MASON WOOD WALKER INCORPORATED
RAYMOND JAMES
SG COWEN

December 12, 2002

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information that is different from that information. The selling stockholder is offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus or any sale of common stock.

In this prospectus supplement, unless the context otherwise requires,

•	“we,” “us” and “our” refer to Commonwealth Telephone Enterprises, Inc. and its subsidiaries.

•	“our RLEC” refers to Commonwealth Telephone Company, a rural local exchange carrier and a subsidiary of Commonwealth Telephone Enterprises, Inc.

•	“our CLEC” refers to CTSI, LLC, a competitive local exchange carrier and a subsidiary of Commonwealth Telephone Company.

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus and may not contain all the information that may be important to you. You should read the information in “Supplemental Risk Factors” on page S-2, “Risk Factors” beginning on page 5 of our Form 10-K for the year ended December 31, 2001, the consolidated financial statements and the related notes and the other information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision.

THE COMPANY

We are a telecommunications company providing telephony and related services in Pennsylvania markets as a rural local exchange carrier, or RLEC. We also operate as a competitive local exchange carrier, or CLEC, in three regional Pennsylvania markets that border our RLEC’s markets, which we refer to as our “edge-out” markets. We also own and operate other telecommunications-related support businesses which all operate in the deregulated segments of the telecommunications industry and support the operations of our two primary operations.

Our principal executive offices are located at 100 CTE Drive, Dallas, Pennsylvania 18612-9774, and our telephone number is 570-631-2700. We maintain a website at www.ct-enterprises.com where general information about us is available. We are not incorporating the contents of the website into this prospectus supplement or the accompanying prospectus.

THE OFFERING

Common stock offered by the selling stockholder	4,741,326 shares of common stock.

Use of proceeds	We will not receive any proceeds from the sale of the shares in this offering.

Nasdaq National Market symbol	“CTCO”

None of our class B common stock held by the selling stockholder will be sold in this offering. After giving effect to this offering, the selling stockholder, which is an indirect subsidiary of Level 3 Communications, Inc., will continue to own 1,017,061 shares of our class B common stock (and no shares of our common stock), which represented 29.3% of the voting interests of our outstanding securities as of November 30, 2002.

SUPPLEMENTAL RISK FACTORS

You should carefully consider the risks discussed in “Risk Factors” beginning on page 5 of our Form 10-K for the year ended December 31, 2001 (as filed with the Securities and Exchange Commission on March 15, 2002 and incorporated by reference in the accompanying prospectus) before deciding to invest in our securities. In addition to these Risk Factors and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, you should also consider the following Supplemental Risk Factors.

Risks related to the offering

Holders of our common stock have significantly fewer votes per share than holders of our class B common stock and common stock stockholders may not therefore be able to determine the outcome of matters submitted to a vote of our stockholders.

Holders of our common stock are entitled to one vote per share while holders of our class B common stock are entitled to 15 votes per share. To the extent that the aggregate voting power of the outstanding class B common stock remains greater than the aggregate voting power of the outstanding common stock, the holders of class B common stock can control the outcome of stockholder votes, including the election of directors. This would be true even if the matter to be voted upon involved a conflict between the interests of the holders of the common stock and the class B common stock. The aggregate voting power of the outstanding class B common stock is currently greater than that of the common stock and will remain so after this offering.

If we or our existing stockholders sell additional shares of our common stock after the offering, the market price of our common stock could decline.

The market price of our common stock could decline as a result of sales of a large number of shares of common stock in this offering and after the offering, or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

After the offering, Level 3 Communications, Inc., the ultimate parent of the selling stockholder, will indirectly hold 1,017,061 shares of our class B common stock and no shares of our common stock. While Level 3 has agreed, subject to certain exceptions, not to sell any of its holdings without the consent of Morgan Stanley & Co. Incorporated for a period of 90 days from the date of this prospectus supplement, sales or the perception of such sales of a substantial number of shares of our common stock following the expiration of this lock-up period could cause our stock price to fall. Additionally, we are party to a registration rights agreement with Level 3 which provides Level 3 with rights to register its class B common stock for resale. Level 3 has stated publicly that it would consider monetizing certain of its non-core assets including its holdings in public companies such as our company.

As of November 30, 2002, 1,522,648 shares of our common stock are issuable upon the exercise of outstanding stock options on that date and 2,451,951 shares have been reserved for future issuance. We also have approximately 65,000 shares of restricted stock outstanding as of November 30, 2002. Sales, or the perception of sales, of a substantial number of these shares could cause our stock price to decline.

Our governing documents and applicable laws and regulations may discourage a takeover attempt.

Provisions contained in our articles of incorporation and by-laws, Pennsylvania law and industry regulations could make it difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders. For example, our certificate of incorporation and by-laws impose various procedural and other requirements that could make it difficult for stockholders to effect certain corporate actions. In addition, Federal and Pennsylvania regulations regarding changes of control in our business are very restrictive. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock and may have the effect of delaying or preventing a change in control that you deem beneficial to you.

Risks related to Level 3 Communications, Inc.’s significant influence over us

Level 3 holds a significant portion of the voting power in our equity securities and may have interests that differ from yours.

Level 3 is a global communications and information services company. After the offering, Level 3 will beneficially own approximately 29.3% of the voting power of our equity securities. Four of our directors are also directors of Level 3. As a result, Level 3 will continue to have significant influence over the election of our directors and our corporate and management policies, including potential mergers or acquisitions, asset sales and other significant corporate transactions. We cannot assure you that the interests of Level 3 will coincide with the interests of the other holders of our common stock.

We have existing relationships with RCN Corporation, an affiliate of Level 3, that may lead to conflicts of interest.

Our Chairman, David McCourt, is also the Chairman and CEO of RCN Corporation, a facilities-based telecommunications company, and seven of our directors also serve on the board of directors of RCN. Also, Level 3 owns approximately 24.1% of the outstanding equity securities of RCN. We cannot assure you that no conflicts of interest exist or will arise with respect to the ongoing operations of our company and RCN.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares in this offering by the selling stockholder.

PRICE RANGE OF COMMON STOCK

Our common stock is quoted on the Nasdaq National Market under the symbol “CTCO”.

The following table presents, for the periods indicated, the daily high and low sale prices per share of our common stock as reported on the Nasdaq National Market.

	High	Low
Fiscal Year Ended December 31, 1999
First Quarter	$39.13	$27.50
Second Quarter	45.44	33.75
Third Quarter	53.75	39.63
Fourth Quarter	61.88	43.75
Fiscal Year Ended December 31, 2000
First Quarter	58.00	42.00
Second Quarter	54.75	40.88
Third Quarter	49.25	33.00
Fourth Quarter	40.50	31.88
Fiscal Year Ended December 31, 2001
First Quarter	39.00	31.75
Second Quarter	44.00	28.25
Third Quarter	45.19	35.09
Fourth Quarter	48.89	36.52
Fiscal Year Ending December 31, 2002
First Quarter	46.25	35.00
Second Quarter	43.55	30.11
Third Quarter	42.20	33.47
Fourth Quarter (through December 12, 2002)	39.48	33.56

On December 12, 2002, the reported last sale price of our common stock on the Nasdaq National Market was $36.30 per share.

DIVIDEND POLICY

We anticipate that future cash flows will be used principally to support operations and finance growth of our business and, thus, we do not intend to pay cash dividends on our common stock in the foreseeable future. The payment of any cash dividends in the future will be at the discretion of our board of directors. The declaration of any cash dividends and the amount thereof will depend on a number of factors, including our financial condition, capital requirements, funds from operations, future business prospects and such other factors as our board of directors may deem relevant. Additionally, our existing credit facilities place significant restrictions on our ability to pay dividends.

UNDERWRITERS

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. Incorporated and Goldman, Sachs & Co. are acting as representatives, have severally agreed to purchase, and the selling stockholder has agreed to sell to them, severally, the number of shares of our common stock indicated below:

Name	Number of Shares
Morgan Stanley & Co. Incorporated	2,702,558
Goldman, Sachs & Co.	1,126,065
Legg Mason Wood Walker, Incorporated	225,213
Raymond James & Associates, Inc.	225,213
SG Cowen Securities Corporation	225,213
CIBC World Markets Corp.	59,266
A.G. Edwards & Sons, Inc.	59,266
Edward D. Jones & Co., L.P.	59,266
Kaufman Bros., L.P.	59,266

Total	4,741,326

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares of common stock are subject to, among other things, the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock if any are taken.

The underwriters propose initially to offer part of the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of $0.91 a share under the public offering price. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the underwriters.

Each of us, the selling stockholder and our directors and executive officers have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, we, it, he or she will not, during the period ending 90 days after the date of this prospectus supplement:

•
offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of directly or indirectly, any shares of common stock or our class B common stock or any securities convertible into or exercisable or exchangeable for common stock or our class B common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock or our class B common stock;

whether any transaction described above is to be settled by delivery of common stock or our class B common stock or such other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to, among other things:

•
the issuance by us of shares of common stock or class B common stock upon the exercise of an option or the conversion of a security outstanding on the date of this prospectus supplement or with respect to awards under our equity incentive plan outstanding on the date of this prospectus supplement;

•
the issuance by us of shares of common stock or shares of class B common stock or the grant by us of options or awards pursuant to employee benefit plans in effect as of the date of this prospectus supplement;

•
the issuance by us of shares of common stock or shares of class B common stock (and the filing of a registration statement with respect to such an issuance) in connection with the acquisition of assets or equity of other companies; provided that either the recipients of the shares agree in writing to be bound by the 90-day lock-up described above or the consummation of such acquisition occurs after the expiration of the 90-day lock-up period described above; or

•	in the case of the selling stockholder:

•	the sale of shares of common stock to the underwriters;

•	the sale of any shares of our common stock (but not of our class B common stock) after the completion of this offering;

•	transactions relating to shares of class B common stock or other securities acquired in open market transactions after the completion of this offering;

•	transfers to affiliates (other than us), provided that any such affiliate agrees to be bound by the 90-day lock-up described above;

•
the sale of common stock or class B common stock to one or more investors in a private placement (but not subsequent transfers by such investors to third parties), provided that such investors agree to be bound by the 90-day lock-up described above; or

•	the sale of shares of common stock or class B common stock to us.

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the common stock for their own account. In addition, to cover over-allotments or to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the underwriters repurchase previously distributed common stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

We and the selling stockholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

The underwriters or their affiliates have provided and may in the future continue to provide investment banking and other financial services, including the provision of credit facilities, for us and the selling stockholder in the ordinary course of business.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Raymond Ostroski, Vice President, General Counsel and Secretary of our company, Wolf, Block, Schorr and Solis-Cohen LLP, Philadelphia, Pennsylvania, Malatesta Hawke & McKeon LLP, Harrisburg, Pennsylvania, Swidler Berlin Shereff Friedman, LLP, New York, New York and Davis Polk & Wardwell, New York, New York. Certain legal matters in connection with this offering will be passed upon for the selling stockholder by Willkie Farr & Gallagher, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Cravath, Swaine & Moore, New York, New York.

PROSPECTUS

4,741,326 Shares of Common Stock

COMMONWEALTH TELEPHONE ENTERPRISES

We are registering 4,741,326 shares of our common stock for offer and sale from time to time by the selling stockholder named in this prospectus.

We will not receive any of the proceeds from the sale of the shares by the selling stockholder. The selling stockholder will bear all sales commissions and similar expenses.

Our common stock is traded on the Nasdaq National Market under the symbol “CTCO”. On December 9, 2002, the closing sales price of one share of common stock was $37.55.

See “Risk Factors” in the documents we file with the Securities and Exchange Commission that we incorporated by reference in this prospectus to read about factors you should consider before investing in the shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 10, 2002

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different from that information. The selling stockholder is offering to sell shares of common stock and seeking offers to buy shares of common stock, only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of common stock.

In this prospectus, unless the context otherwise requires,

•	“we,” “us” and “our” refer to Commonwealth Telephone Enterprises, Inc. and its subsidiaries.

•	“our RLEC” and “CT” refer to Commonwealth Telephone Company, a rural local exchange carrier and a subsidiary of Commonwealth Telephone Enterprises, Inc.

•	“our CLEC” and “CTSI” refer to CTSI, LLC, a competitive local exchange carrier and a subsidiary of Commonwealth Telephone Company.

THE COMPANY

We are a telecommunications company providing telephony and related services in Pennsylvania markets as a rural local exchange carrier, or RLEC. We also operate as a competitive local exchange carrier, or CLEC, in three regional Pennsylvania markets that border our RLEC’s markets, which we refer to as our “edge-out” markets. We also own and operate other telecommunications-related support businesses which all operate in the deregulated segments of the telecommunications industry and support the operations of our two primary operations.

Our principal executive offices are located at 100 CTE Drive, Dallas, Pennsylvania 18612-9774, and our telephone number is 570-631-2700. We maintain a website at www.ct-enterprises.com where general information about us is available. We are not incorporating the contents of the website into this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

As required by the Securities Act of 1933, as amended, we filed a registration statement relating to the securities offered by this prospectus with the Securities and Exchange Commission (the “SEC”). This prospectus is a part of that registration statement, which includes additional information.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room, 450 Fifth Street, Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.

The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that we file later with the SEC will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than Current Reports furnished under Item 9 of Form 8-K):

•	Annual Report on Form 10-K for the year ended December 31, 2001, filed with the SEC on March 15, 2002;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, filed with the SEC on May 14, 2002;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, filed with the SEC on August 14, 2002;

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, filed with the SEC on November 14, 2002;

•	Current Report on Form 8-K dated October 28, 2002, filed with the SEC on October 28, 2002; and

•	The description of capital stock contained in the prospectus filed with the SEC on March 28, 2002 pursuant to Rule 424(b)(1) under the Securities Act.

All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than Current Reports furnished under Item 9 of Form 8-K) after the date of this prospectus and before the later of the completion of the offering of the securities described in this prospectus and the date the selling stockholder stops offering securities pursuant to this prospectus shall be incorporated by reference in this prospectus from the date of filing of such documents.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Commonwealth Telephone Enterprises, Inc.
100 CTE Drive
Dallas, Pennsylvania 18612-9774
Attn: Investor Relations
(570) 631-2700

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act and we intend that such forward-looking statements be subject to these safe harbors. These statements are generally accompanied by words such as “intend,” “anticipate,” “believe,” “estimate,” “expect” or similar statements. Our forward-looking statements involve risks and uncertainties that could significantly affect expected results in the future differently than expressed in any forward-looking statements we have made. These risks and uncertainties include, but are not limited to:

•	uncertainties relating to our ability to further penetrate our markets and the related cost of that effort;

•	economic conditions, acquisitions and divestitures;

•	government and regulatory policies;

•	the pricing and availability of equipment, material and inventories;

•	technological developments; and

•	changes in the competitive environment in which we operate.

Additional factors that could cause or contribute to such differences are set forth herein and in “Risk Factors” and elsewhere in the documents incorporated into this prospectus by reference. Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, we cannot provide any assurance that the results contemplated in such forward-looking statements will be realized. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future events, plans or expectations that we contemplate will be achieved. Furthermore, past performance in operations and share price is not necessarily predictive of future performance.

SELLING STOCKHOLDER

The following table sets forth certain information with respect to the ownership of common stock held by the selling stockholder and the number of shares of such stock it is offering under this prospectus. The information has been supplied by the selling stockholder. The selling stockholder may sell all, some or none of its shares in this offering. See “Plan of Distribution.”

Selling Stockholder	Number of Shares Owned Prior to Offering		Type of Shares Owned	Number of Shares Offered		Number of Shares to be Owned After Offering
Eldorado Equity Holdings, Inc. (1)	4,741,326	(2)	Common Stock	4,741,326	(2)	—	(3)

(1)
Eldorado Equity Holdings, Inc. is a subsidiary of Level 3 Delaware Holdings, Inc., which is a subsidiary of Level 3 Telecom Holdings, Inc. Level 3 Communications, Inc. indirectly holds all of the capital stock of Level 3 Telecom Holdings, Inc. On February 7, 2002, Level 3 Delaware Holdings, Inc. transferred all of the shares of common stock it beneficially owned to Eldorado Equity Holdings, Inc. The address of Level 3 Communications, Inc. and Level 3 Telecom Holdings, Inc. is 1025 Eldorado Blvd., Broomfield, CO 80021. The address of Level 3 Delaware Holdings, Inc. and Eldorado Equity Holdings, Inc. is 1105 North Market Street, Suite 1300, Wilmington, Delaware 19801.

Eldorado Equity Holdings, Inc. also owns 1,017,061 shares of our class B common stock which are subject to a Registration Rights Agreement dated as of February 7, 2002 between us and Level 3 Communications, Inc. None of these shares of class B common stock are being offered under this prospectus.

(2)	Includes an undetermined number of additional shares as may from time to time be issued by reason of stock splits, stock dividends and other similar transactions.
(3)	Assumes the selling stockholder sells all of its shares of Common Stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling stockholder.

PLAN OF DISTRIBUTION

We are registering 4,741,326 shares of our common stock on behalf of the selling stockholder. The selling stockholder may sell the shares from time to time in one or more transactions on the Nasdaq National Market or otherwise, at market prices prevailing at the time of sale, at a fixed offering price which may be changed, at varying prices determined at the time of sale or at negotiated prices. The shares may be sold by one or more means, including but not limited to the following:

•
in a block trade in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker or dealer as principal and resale by that broker or dealer for its account;

•	in an over-the-counter distribution;

•	in ordinary brokerage transactions in which the broker solicits purchasers;

•
in connection with short sales or the writing of call options or other derivative contracts, in hedging transactions and in settlement of other transactions in standardized or over-the-counter options;

•	in privately negotiated transactions;

•	through a combination of any such methods of sale; and

•	through any other method permitted under applicable law and not otherwise prohibited by this prospectus.

The prospectus supplement will set forth the terms of the offering of the shares including but not limited to the following:

•	the name or names of any underwriters, dealers or agents and the amounts of shares underwritten or purchased by each of them; and

•	the public offering price of the shares and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Pursuant to a Shelf Registration Agreement dated as of November 12, 2002, the selling stockholder will bear all underwriting fees, commissions and similar expenses related to the sale of the shares and certain other expenses that are incurred in connection with two underwritten offerings. We will bear a portion of the other expenses that are incurred in connection with two underwritten offerings and all of the expenses incurred in connection with the pre-effective filings of the registration statement, of which this prospectus forms a part.

If underwriters are used in the sale of any shares, the shares will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The shares may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the shares will be subject to certain conditions precedent.

The selling stockholder may sell the shares through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the shares and any commissions the selling stockholder pays to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

Agents and underwriters may be entitled to indemnification by the selling stockholder and/or us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for the selling stockholder and/or us in the ordinary course of business.

Any underwriters, broker-dealers or agents participating in the distribution of the shares covered by this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by any of those underwriters, broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act.

LEGAL MATTERS

The validity of the common stock has been passed on for us by Kenneth E. Lee, Vice President, General Counsel and Secretary of our company through November 30, 2002.

EXPERTS

The consolidated financial statements of Commonwealth Telephone Enterprises, Inc. incorporated in this prospectus by reference to the Annual Report on Form 10-K of Commonwealth Telephone Enterprises, Inc. for the year ended December 31, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.